Exhibit 99.1

SouthWest Water Company Delays Filing 2008 Third Quarter Form 10-Q

Company to Amend, Restate Prior Period Financial Statements;
Postpones Investor Conference Call

LOS ANGELES--(BUSINESS WIRE)--November 10, 2008--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that it will delay filing its Form 10-Q for the third quarter ended September 30, 2008 and has postponed its conference call scheduled for later today.

The company said it is reviewing prior period financial statements after management discovered errors while developing a 10 year company-wide rate strategy for its regulated utilities. SouthWest Water’s audit committee, upon management’s recommendations, has concluded that the consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 and for each of the quarters therein, as well as for the quarters ended March 31, 2008 and June 30, 2008, should no longer be relied upon and will be restated to correct the errors. The audit committee intends to engage PricewaterhouseCoopers (PwC) to re-audit the company’s financial statements for the two years ended December 31, 2007. PwC was engaged in November 2007 as the company’s independent accountants beginning January 1, 2008.

The company said the errors which led to the restatement relate to: 1) establishment of the rate of depreciation of assets acquired by acquisition; and 2) accounting for revenues and related costs associated with the installation of water and sewer taps. The company intends to correct the errors in its consolidated financial statements to bring them into alignment with its rate filings.

“It is important to note that all of these charges are non-cash and in no way detract from the progress we are making on our turnaround strategy,” said Mark Swatek, chief executive officer and chairman. “In fact, it was the steps we have taken to upgrade management, replace outdated financial systems, consolidate financial services independent from local operations and elevate regulatory functions to the corporate level that contributed to our ability to uncover these errors and bring them to the attention of our independent auditors and audit committee.”

SouthWest Water said that beginning with the acquisition of certain Texas assets in 2000, the company applied a rate of depreciation for financial reporting purposes that did not consider the length of time the assets were in service prior to being acquired. As a result, depreciation expense related to assets acquired by acquisition since 2000 has been understated on the company’s consolidated financial statements.

The company also said that it has been capitalizing and depreciating costs associated with installing water and sewer taps in Texas and Mississippi but recognizing the related tap fee revenue when received, instead of expensing the costs as incurred and recognizing the related revenue in the period the tap was actually installed. As a result, expenses were understated and certain assets and related depreciation were overstated.

The company’s current rate filing for its California regulated utility, Suburban Water Systems, is not affected. The cost of service that has been presented in the current rate filing of Monarch Utilities, which is the largest of the company’s Texas regulated utilities, is also not affected.

Based on a preliminary assessment, management estimates the cumulative effect of the non-cash adjustments during 2000 to 2008 for the issues stated above will be to reduce net income by $4 million to $8 million, with most of the income statement impact occurring from 2005 to present. However, the review process is ongoing and may result in additional adjustments. The company is in close contact with its banking syndicate and management’s assessment at this time is that this restatement will not impact its available cash or liquidity.

“We have been steadfast in our efforts to identify and correct practices that resulted in issues for SouthWest Water,” commented Swatek. “We are working closely with our auditors to resolve these issues as soon as possible and we are confident that we are taking the necessary steps to ensure our shareholders will have reliable financial statements going forward.”

As soon as practical, following completion of the audits for 2006, 2007 and 2008, the company expects to file a Form 10-K for the year ended December 31, 2008; amended Form 10-Qs for the quarterly periods ended March 31, 2008 and June 30, 2008, and its Form 10-Q for the third quarter ended September 30, 2008 with the U.S. Securities and Exchange Commission.

The late filing of the Form 10-Q for the period ended September 30, 2008 has adversely affected our eligibility to use Registration Statements on Form S-3 for registration of our securities with the SEC. Use of Form S-3 requires, among other things, that the issuer be current and timely in its reports under the Exchange Act for at least twelve months. Because of our inability to use Form S-3, we will have to meet more demanding requirements to register additional securities, which will make it more difficult for us to effect public offering transactions, and our range of available financing alternatives could also be narrowed. We will regain Form S-3 eligibility twelve months after the filing of the 2008 Form 10-K. Effective immediately, the Company is suspending its Direct Stock Purchase Plan and Dividend Reinvestment Plan.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2007 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Communications
(213) 929-1846
www.swwc.com